CTB International Corp. and Subsidiaries
            Diluted Net Income Per Common and Common Equivalent Share
                 Three and Nine Months Ended September 30, 1999
                and 1998 (In thousands, except per share amounts)

                                                                      Exhibit 11

                                                Three Months Ended                Nine Months Ended
                                                  September 30,                     September 30,
                                          -------------------------------    -----------------------------

                                                1999             1998             1999             1998
                                             ----------       ----------       ----------       ----------
ACTUAL

Net Income                                      $4,883           $5,611           $9,014           $9,909
                                             ==========       ==========       ==========       ==========
Average number of common
    shares outstanding                          12,022           12,607           12,050           12,746
Common equivalent shares
    stock options                                  260              343              246              369
                                             ----------       ----------       ----------       ----------
Total average common and
    common equivalent shares
    outstanding                                 12,282           12,950           12,296           13,115
                                             ==========       ==========       ==========       ==========
Net income per common and
    common equivalent share                      $0.40            $0.43            $0.73            $0.76
                                             ==========       ==========       ==========       ==========